UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 10, 2006

Date of Report (Date of earliest event reported)

NPS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23272	87-0439579
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

383 Colorow Drive

Salt Lake City, Utah 84108

(Address of principal executive offices)

(801) 583-4939

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

NPS Pharmaceuticals is filing this Amendment No. 1 to its Current Report on Form 8-K filed on November 15, 2006 to clarify that the amounts reported by the company under Item 5.02(e) as paid to Dr. Edward Nemeth are denominated in Canadian dollars.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b) Effective November 10, 2006, Dr. Edward Nemeth exercised his rights under his termination rights agreement with the company and resigned as Vice President and Chief Scientific Officer of the company.

(e) The company has entered into a separation agreement with Dr. Nemeth in connection with his resignation as Vice President and Chief Scientific Officer of the company. Under the separation agreement, the company and Dr. Nemeth agree that (i) certain strategic corporate events, as defined in Dr. Nemeth’s termination rights agreement, have occurred and impacted Dr. Nemeth’s employment with the company, and (ii) as a result of the occurrence of these events, Dr. Nemeth is entitled to receive the remuneration and benefits under his termination rights agreement, which consist of the following:

•	24 months of base salary, which amounts to CAD $796,668;

•	A one-time cash payment of CAD $29,192 for accrued and unused personal time-off days;

•	24 months of accelerated vesting of 37,697 stock options previously granted to Dr. Nemeth and 24 months of continued exercisability for vested stock options; and

•	Continued medical and dental insurance benefits for 18 months from Dr. Nemeth’s date of termination.

Under the separation agreement, Dr. Nemeth also agrees to (i) release the company and certain related parties, including the company’s officers, directors and employees, from all claims and liabilities under federal and state employment laws arising prior to the separation date, and (ii) continue to abide by the terms of the non-disclosure and non-competition agreement previously entered into by Dr. Nemeth and the company. The company agrees to continue to abide by the terms of the indemnity agreement previously entered into by Dr. Nemeth and the company. The Separation Agreement also contains other customary provisions for a transaction of this nature.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2006	NPS PHARMACEUTICALS, INC.

	By:	/S/ KEVIN J. ONTIVEROS
Kevin J. Ontiveros, Vice President, Corporate Law and Assistant Corporate Secretary